                                                                                                    Exhibit 99.1
                            Rick Abshire
                            (713) 881-3609
                                FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FIRST QUARTER 2009 EARNINGS

Houston (May 13, 2009) -- Adams Resources & Energy, Inc., (NYSE Amex -AE), announced first quarter 2009 unaudited net earnings of $1,870,000 or $.44 per common share on revenues of $340,141,000.  This compares to unaudited first quarter 2008 net earnings of $2,211,000 or $.52 per common share.  Net cash provided by operating activities totaled $8,984,000 for the three month period ended March 31, 2009.

Chairman, K. S. “Bud” Adams, Jr., attributed the earnings decline to reduced natural gas prices and the general slowdown in the United States economy.  These events adversely impacted the Company’s oil and gas operation and its chemical tank-truck transportation business.  Mr. Adams added that the Company continues to avoid bank debt and other forms of debenture obligations and cash balances stood at $22,311,000 as of March 31, 2009.

A summary of operating results follows:

	First Quarter
	2009	2008

Operating Earnings (Loss)
Marketing	$5,448,000	$4,202,000
Transportation	(178,000)	760,000
Oil and gas	(160,000)	956,000
Administrative expenses	(2,310,000)	(2,917,000)
	2,800,000	3,001,000

Interest income, net	26,000	351,000
Income tax benefit (provision)	(956,000)	(1,141,000)

Net earnings (loss)	$1,870,000	$2,211,000

…………………………………………………

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses,(m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers, and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(In thousands)

	March 31,	March 31,
	2009	2008

Revenues	$340,141	$965,988

Costs, expenses and other	(337,315)	(962,636)
Income tax (provision) benefit	(956)	(1,141)

Net earnings	$1,870	$2,211

Basic and diluted net earnings
per common share	$.44	$.52

Dividends per common share	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	March 31,	December 31,
	2009	2008

ASSETS
Cash	$22,311	$18,208
Other current assets	143,808	151,158
Total current assets	166,119	169,366

Net property & equipment	37,674	35,586
Deposits and other assets	5,194	5,974
	$208,987	$210,926

LIABILITIES AND EQUITY
Total current liabilities	$123,921	$127,807
Other long-term liabilities	1,435	1,358
Shareholders’ equity	83,631	81,761
	$208,987	$210,926